EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2017, with respect to the consolidated financial statements, schedule and internal control over financial reporting of Icahn Enterprises L.P. and subsidiaries included in the joint Annual Report of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statement of Icahn Enterprises L.P. and subsidiaries on Form S-3 (File No. 333-213563).

/s/GRANT THORNTON LLP

New York, New York
March 1, 2017